Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 15.7% INCREASE IN 2018 SECOND QUARTER NET SALES

Affirms 2018 Guidance

New York, New York, July 24, 2018: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2018, net sales increased 15.7% to $149.4 million as compared to $129.1 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales increased 12.3%. Of note, the dollar/euro ratio for the current second quarter is 1.19, up 8% from 1.10 in the second quarter of 2017. Inter Parfums plans to issue results for the 2018 second quarter on or about August 7, 2018.

Net Sales:

	Three months ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
	($in millions)

European based product sales	$115.6	$106.8	8.3%	$265.1	$226.5	17.1%
United States based product sales	33.8	22.3	50.8%	56.0	45.7	22.5%
	$149.4	$129.1	15.7%	$321.1	$272.2	18.0%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The top line growth during the second quarter is primarily due to strong sales of established scents and brand extensions by several of our largest brands, notably Jimmy Choo, Coach and Lanvin, with comparable quarter sales increasing 8.2%, 98.5% and 7.1%, respectively. In addition, two of our smaller European brands, Karl Lagerfeld and Boucheron, achieved exceptional sales growth during the quarter. After turning in a 33% increase in Montblanc brand sales in the first quarter, comparable quarter sales for our largest brand declined 9.8% in the second quarter but are ahead nearly 12% for the first half. We are looking forward to the launch of Jimmy Choo Fever in the second half and its contribution to brand and overall sales growth.”

On the subject of U.S. based operations, Mr. Madar continued, “The inclusion of legacy GUESS fragrances starting toward the end of the second quarter factored into the nearly 51% increase in net sales. We naturally expect sales of GUESS brand fragrances to increase in the second half. Also factoring into the second quarter sales growth was the successful launch of two brand extensions for the Abercrombie & Fitch First Instinct fragrance family. Additionally, Anna Sui, Dunhill, and Oscar de la Renta produced significant comparable quarter sales gains. For Anna Sui and Dunhill, we expanded existing collections with flankers, and for Oscar de la Renta, the new Bella Blanca scent helped grow brand sales.”

The Company also pointed out that its fragrance license agreement with Van Cleef & Arpels was recently extended for an additional six years until December 31, 2024.

AFFIRMS 2018 GUIDANCE

Russell Greenberg, Executive Vice President & Chief Financial Officer stated, Mr. Greenberg noted, “We continue to expect net sales to approximate $665 million resulting in $1.59 in net income per diluted share attributable to Inter Parfums, Inc. Guidance assumes the dollar remains at current levels.”

Inter Parfums, Inc. News Release	Page 2
July 24, 2018

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, bebe, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, S.T. Dupont and Van Cleef & Arpels. The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2017 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com